Advanced Energy Solutions

PRESS RELEASE

For Immediate Release

Ener1 Awarded Lithium Ion Battery Development and
Supply Contract with Think Global

Delivery Schedule Demonstrates Visibility to $70 Million in Revenue by 2010

Ft. Lauderdale, FL October 15, 2007 — Ener1, Inc. (OTCBB: ENEI) announced today that its EnerDel subsidiary entered into a Supply Agreement with Think Global of Oslo, Norway, the manufacturer of the Th!nk City electric vehicle (EV). Under the agreement, Think Global has selected EnerDel as the supplier of choice for prismatic Lithium ion (Li ion) batteries that will be use to power its Th!nk City vehicle. EnerDel will use its experience in battery management system integration already implemented in its recently unveiled HEV product. EnerDel’s Li ion solution for the Electric Vehicle drive train is designed to have higher energy density than HEV cells and to enable vehicles to last up to a goal of 100 miles (160 kilometers) without recharging.

Under the Agreement, EnerDel must deliver production prototypes in March 2008 and pre-production parts in July 2008, with a value of approximately $1.4 million. Once these milestones are met to the satisfaction of Think Global, production orders under the contract are expected to result in EnerDel battery sales of $70 million over the two-year period ending in 2010. Under Think’s growth plan, the total value of the contract could eventually exceed $200 million.

Charles Gassenheimer, Chairman of Ener1 and Peter Novak CEO of Ener1, stated, “The Ener1 team has met its goal of signing a Li ion battery development contract with an automotive customer in 2007. This contract with Think is the commercial breakthrough that will provide the investment community with a clear picture of the substantial revenues and cash flows that are possible in the Li ion battery market. EnerDel is now working on products in each of the major electric vehicle battery categories - HEV, PHEV and EV. The management and development team at EnerDel have developed a technology that we believe is superior to all existing competitive technologies, and this agreement validates our efforts over the last two years. At the same time, we believe that timely execution on this contract is critical to sustaining the competitive advantage we believe we have established in the marketplace.”

Ulrik Grape, EnerDel’s Chief Executive Officer, added, “Supplying batteries to Think gives EnerDel the opportunity to work with one of the most exciting and market-ready EV products today. It is truly rewarding to be working on this technological breakthrough with such an innovative company. While our battery for hybrid electric vehicles is unique in its design for safety, power and long life, we believe that our PHEV and EV technology will also set the standards for delivering safe energy for longer distances.”

Think Comment:

Jan-Olaf Willums, President and Chief Executive Officer of Think Global stated, “We are confident in EnerDel’s capabilities to deliver this safe, reliable and high energy battery system that will power the electric vehicle of the future. While this is the largest Lithium ion battery contract in the automotive industry to date, we expect demand for our vehicle and the resulting battery supply requirements to increase substantially from these levels.”

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About Think Global

Based in Oslo, Norway, Think Global is the leading electric vehicle manufacturer in Europe. Formerly owned by Ford Motor, the company was purchased by a group of Norwegian investors in 2006. Think Global recently raised $95 million in equity capital from investors including DFJ Element, Rockport Capital Partners, British Hazel Capital, The Heinz Family Office, and Wintergreen Funds, as well as a number of influential Norwegian investors. Think’s existing factory in Norway is presently being upgraded by Porsche Consulting to make it one of Europe’s most cost efficient assembly plants ready to mass-produce the Think model in 2008. For more information, please visit: www.think.no

About Ener1, Inc.

Ener1, Inc. (OTCBB: ENEI) is an alternative energy technology company that is developing 1) lithium ion batteries for hybrid electric vehicles (HEV) at its 80.5% owned EnerDel subsidiary, 2) commercial fuel cell products through its EnerFuel subsidiary, and 3) nanotechnology-based materials and manufacturing processes for batteries and other applications at its NanoEner subsidiary. For more information, visit http://www.ener1.com or call 954-556-4020.

About EnerDel, Inc.

EnerDel is owned by Ener1, Inc. (80.5%) and Delphi Corporation (19.5%). EnerDel has a pilot production facility in Indianapolis, Indiana. EnerDel currently employs approximately 60 highly experienced engineers and technicians involved in the battery development of both cells and systems. For more information, please visit: www.enerdel.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995 conveying management expectations as to the future based on plans, estimates and projections at the time the statements are made. The forward-looking statements contained in this press release involve risks and uncertainties, including, but not necessarily limited to: the Company’s ability to achieve the milestones upon which funding from its controlling shareholder is conditioned; EnerDel’s ability to succeed as a supplier of batteries to the hybrid electric vehicle and other markets; Ener1’s ability to successfully develop and market proposed lithium battery, fuel cell and nanotechnology-based products and services; the degree of competition in the markets for lithium battery, fuel cell and nanotechnology-based products and services; EnerDel’s ability to deliver prototype, production samples and finished product to electric vehicle customers; the estimated future sales for EnerDel’s EV batteries; Ener1’s history of operating losses; EnerFuel’s ability to complete the development of and sell the surveillance camera; the lack of operating history for the development stage Ener1 businesses; the need for additional capital; the dependency upon key personnel; and other risks detailed in filings made from time to time with the Securities and Exchange Commission. These risks and uncertainties could cause actual results or performance to differ materially from any future results or performance expressed or implied in the forward-looking statements included in this release. Ener1 undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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For further details contact:	For media inquiries:
Jerry Herlihy Ener1, Inc. T: (954) 556-4020 e-mail: jherlihy@ener1.com	Victor Webb/Madlene Olson Marston Webb International T: (212) 684-6601 e-mail: marwebint@cs.com